[LETTERHEAD]

                                                              THE PHOENIX FUNDS

                                 March 27, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         RE: Phoenix Duff & Phelps Institutional Mutual Funds
             Post-Effective Amendment No. 8 to
             Registration Statement no. 33-80057


Ladies and Gentlemen:

         This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of shares ("Shares") of the Phoenix Core Equity Portfolio of Phoenix Duff & Phelps Institutional Mutual Funds (the "Fund").

         In rendering my opinion, I have examined such documents, records, and matters of law as we deemed necessary for purposes of this opinion. I have assumed the genuineness of all signatures of all parties, the authenticity of all documents submitted as originals, the correctness of all copies and the correctness of all written or oral statements made to me.

         Based upon the subject to the foregoing, it is my opinion that the Shares that will be issued by the Fund when sold will be legally issued, fully paid, and non-assessable.

         My opinion is rendered solely in connection with the Registration Statement on Form N-1A under which the Shares will be registered and may not be relied upon for any other purposes without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement.

                                            Yours truly,


                                            /s/ Thomas N. Steenburg
                                            Thomas N. Steenburg